EXHIBIT 12.1

                    THE INTERPUBLIC GROUP OF COMPANIES, INC.
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)


                                                                                                     9 MONTHS      9 MONTHS
                                     2000         1999          1998         1997         1996         2001          2000
                                     ----         ----          ----         ----         ----         ----          ----
EARNINGS
Pre-Tax Income from continuing
operations......................    $826,441     $671,953      $695,805    $390,235     $438,913    $(736,315)     $564,582
FIXED CHARGES
Interest expensed...............    $126,322       99,470        86,538      79,998       69,327      125,800        87,000
Rent interest factor............     144,230      131,148        89,265      68,730       59,384      120,776       106,295
Total Fixed Charges.............     270,552      230,618       175,803     148,728      128,711      246,576       193,295
                                   =========      =======       =======     =======      =======      =======       =======
Adjusted Earnings...............   1,096,993      902,571       871,608     538,963      567,624     (489,739)      757,877
Ratio of Earnings to Fixed
Charges.........................        4.05         3.91          4.96        3.62         4.41           -- (1)      3.92

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(1)  For the nine months ended September 30, 2001, the deficiency of earnings to fixed charges was $736,315.